Exhibit 10.24
General Motors Company
2020 Long-Term Incentive Plan
RSU Award Document for [Insert Date] Grant

Private and Confidential
[Insert Name]
This letter (“Award Document”) describes the details under which you are being granted an Award of Restricted Stock Units (“RSUs”) under the General Motors Company 2020 Long-Term Incentive Plan (as amended from time to time, the “Plan”).
A copy of the Plan can be found on the Shareworks by Morgan Stanley site. Capitalized terms used in this Award Document have the meanings given in the Plan unless noted otherwise.
The full terms of your Award are set out in this Award Document, the Plan and any policy adopted by the Committee in respect of the Plan and Awards thereunder that is applicable to this Award. In the event of any conflict between this Award Document and the Plan, the terms of this Award Document shall prevail.
Terms of this Award

Issuer	General Motors Company, a Delaware corporation
Number of RSUs Granted to You	[Insert Number] RSUs
Grant Date	[Insert Date]
Settlement Conditions and Settlement Date(s)
Except as provided below, the RSUs will vest and settle [Insert Vesting Schedule] (“Settlement Date”).

If the Settlement Date falls on a non-trading day of the New York Stock Exchange, then the preceding trading day’s closing price will be used to determine the Fair Market Value of the Shares to be settled (subject to applicable withholding).

If you experience a Full Career Status Termination of Service prior to [Insert Date], your Award shall continue to vest in accordance with the existing vesting schedule.

Form of Settlement
Your Award will be settled in shares of common stock of the Company (“Shares”). Each RSU will be settled for one Share.
Vested RSUs shall convey the right to receive dividend equivalents on the Shares underlying the RSU Award with respect to any dividends declared during the period from Grant Date to Settlement Date. Accumulated dividend equivalents shall vest and be paid in cash on the Settlement Date, subject to the satisfaction of the vesting and other conditions of the underlying RSU Award. No dividend equivalents shall be provided with respect to any Shares subject to RSUs that do not vest or settle pursuant to their terms.
Notwithstanding the forgoing and the terms of the Plan, the Company reserves the right to further modify the form of settlement of your Award. For example, if your work location at the time of any Settlement Date noted above is in India, your RSUs will only be settled by a cash payment to you equal to the Fair Market Value of the Shares that would otherwise be settled (subject to applicable withholding). Your RSUs will not be settled by the issue of any Shares unless your work location changes to a jurisdiction that permits settlement in Shares.
As required by law, the Company will withhold any applicable federal, state, local or foreign tax. You are responsible for any taxes due upon vesting and/or settlement. Note:  If you are a local national of Israel, your RSUs are being granted as a Section 102 Trustee Award (Capital Gains Track) under the Israeli Tax Ordinance pursuant to the Sub-Plan for Participants subject to Israeli Taxation under the General Motors Company 2020 Long-Term Incentive Plan (“Israeli Sub-Plan”).

Conditions Precedent
Pursuant and subject to Section 11 of the Plan, as a condition precedent to the vesting and/or settlement of any portion of your Award, you shall:
•Refrain from engaging in any activity which will cause damage to the Company or is in any manner inimical or in any way contrary to the best interests of the Company, as determined pursuant to the Plan;
•Not for a period of 12 months following any voluntary termination of employment or service, directly or indirectly, knowingly induce any employee of the Company or any Subsidiary to leave their employment for participation, directly or indirectly, with any existing or future employer or business venture associated with you; and
•Furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Committee may reasonably request.

In addition, the Committee may require you to enter into such agreements as the Committee considers appropriate.

Your failure to satisfy any of the foregoing conditions precedent will result in the immediate cancellation of the unvested portion of your Award and any vested portion of your Award that has not yet been settled, and you will not be entitled to receive any consideration with respect to such cancellation.

Other Terms and Conditions of the Award
Refer to the Plan for additional terms and conditions applicable to your Award, including but not limited to, those relating to:

•Effect of your Termination of Service on your Award upon Death and Disability;
•Your Award being subject to any clawback or recoupment policies of the Company as may be in effect from time to time;
•The impact of a Change in Control or other specified corporate event on your Award; and
•Jurisdiction and governing law.

Additional Acknowledgements

The following additional terms apply to your Award, your participation in the Plan and the grant of RSUs (and issuance of any Shares) to you. By accepting the Award you irrevocably agree and acknowledge in favor of the Company (on its own behalf and as an agent for the Subsidiaries) that:

a)To enable the Company to issue you this Award, and administer the Plan and any Award, you consent to the holding and processing of personal information provided by you to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan in accordance with Section 20 of the Plan.

b)You will not have any claim or right to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, consultants, advisors, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards may vary and need not be the same with respect to each recipient. Any Award granted under the Plan shall be a single, discretionary, and voluntary grant and does not constitute a promise, a contractual right or other right to receive future grants. The Committee maintains the right to make available future grants under the Plan.

c)The grant of this Award does not give you the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. The Company or the applicable Subsidiary may at any time dismiss you, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding you and the Company or the applicable Subsidiary. Your receipt of this Award under the Plan is not intended to confer any rights on you except as set forth in this Award Document or in the Plan.
d)Unless otherwise required by law, this Award under, and your participation in, the Plan does not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment, severance payments, leave entitlements, or any other compensation payable to you. No Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of the Company or any of the Subsidiaries.
e)If you are subject to U.S. taxation and if any portion of this Award becomes non-forfeitable (e.g., due to your attaining Full Career Status) prior to settlement of the Award, it will be subject to the U.S. Federal Insurance Contributions Act (“FICA”) tax at the time such portion becomes non-forfeitable.

f)If you are a local national of Israel, you have carefully read the Israeli Sub-Plan and the trust agreement between General Motors and its trustee, which are provided on the Shareworks by Morgan Stanley site, and agree that in order to qualify for a Section 102 Trustee Award you will not release the RSUs from the trust prior to the lapse of the restricted period as outlined under the Israeli Sub-Plan.

g)If you are a local national of the People’s Republic of China (“PRC”), you are subject to exchange control restrictions and regulations in the PRC including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”). As provided on the Shareworks by Morgan Stanley site, you have carefully read the SAFE terms and conditions that apply to your Award and agree to comply with these requirements.
h)The Company and the Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan and you are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award.
i)The future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may increase or decrease in value.
j)You will have no claim or entitlement to compensation or damages arising from the forfeiture of the RSUs, the termination of the Plan, or the diminution in value of the RSUs or Shares, including, without limitation, as a result of the termination of your employment or services by the Company or any Subsidiary for any reason whatsoever and whether or not in breach of contract. You irrevocably release the Company, its Subsidiaries, Affiliates, the Plan Administrator and their respective affiliates from any such claim that may arise.
k)The Company has adopted a stock ownership requirement policy, and if your position is covered, you shall be subject to and comply with this policy as may be in effect from time to time.

l)If any term of this Award is determined to be unenforceable as written by a court of competent jurisdiction, you acknowledge and agree that such term shall be adjusted to the extent determined by the court to achieve the intent of the Company in imposing such term and if the court determines that such term cannot be reformed to achieve the intent of the Company, then the elimination of the pertinent provisions of that term shall not otherwise impact the enforceability of the other terms of this Award.
m)You agree this Plan and this Award are governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereof, and further consent to the exclusive personal jurisdiction and venue of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware for any action, claim or dispute arising out of or relating to this Award, the Plan or the subject matter contained in this Award Document. The Company will make reasonable efforts so that the Award complies with all applicable federal and state laws; provided, however, notwithstanding any other provision of the Award Document, the RSUs shall not be settled if the settlement thereof would result in a violation of any such law.

n)Nothing in this Award Document will be construed as requiring a forfeiture or otherwise prohibiting you from fully and truthfully cooperating with any investigation or engaging in any other conduct protected by U.S. law.

o)You have read this Award Document and the Plan, including the Israeli Sub-Plan and trustee agreement if you are a local national of Israel and the SAFE requirements if you are a local national of the PRC, carefully and understand their terms. By indicating your acceptance of these terms, you are expressly accepting the terms and conditions of the Award, and the Company may rely on your acceptance.

Acceptance of Award

To accept this Award, you will need to follow the link at the bottom of this page. Your electronic acceptance confirms the following:

I confirm that I have been given a copy of this Award Document and access to the Plan, and that having read these documents I irrevocably agree to:

a)Accept the RSUs (and any Shares) that are issued by the Company to me in accordance with the terms of the Plan and this Award Document; and
b)Be bound by and abide by the terms of this Award Document and the Plan.

If you do not accept this Award by [Insert Grant Acceptance Date], this Award will lapse and be incapable of acceptance (unless otherwise agreed to by the Company).
If you have any questions concerning this Award or the Plan, please contact [Insert Contact Information].